UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 25, 2016

THE COMMUNITY FINANCIAL CORPORATION

(Exact name of registrant as specified in its charter)

Maryland	0-18279	52-1652138
(State or other Jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

3035 Leonardtown Road, Waldorf, Maryland 20601

(Address of principal executive offices)

(301) 645-5601

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into a Material Definitive Agreement.

On March 25, 2016, The Community Financial Corporation (the “Company”) entered into an Agreement (the “Agreement”) with Basswood Capital Management, L.L.C., a Delaware limited liability company, as a representative of certain related funds and managed accounts (“Basswood Capital”). Basswood Capital owns approximately 9.8% of the outstanding shares of the Company’s common stock.

The Agreement provides that the Company will nominate Eric Goldberg, a Basswood Capital nominee, for election as a director of the Company at the Company’s 2016 Annual Meeting, to be placed in the class of directors with a term ending at the Company’s 2017 Annual Meeting of Stockholders. The Company further agreed to solicit proxies for the election of Mr. Goldberg as a director to the same extent as for the election or re-election of any other Company nominee for election to the Company’s Board of Directors at the 2016 Annual Meeting. Under the Agreement, at or prior to the time Mr. Goldberg is elected as a director of the Company, the Company will cause Community Bank of the Chesapeake (the “Bank”) to take the steps necessary to add Mr. Goldberg to the Board of Directors of the Bank. In addition, Basswood Capital agreed not to nominate any person for election to the Company’s Board of Directors, or to propose any business to be presented to the Company’s stockholders at the Company’s 2016 Annual Meeting of Stockholders.

The foregoing description is qualified in its entirety by reference to the full text of the Agreement, which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

On March 25, 2016, the Board of Directors of the Company amended Article III, Section 2 of the Company’s bylaws to increase the number of directors from nine to ten. The amended bylaws are filed as Exhibit 3.1 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Number	Description

3.1	Bylaws of The Community Financial Corporation, as amended

10.1	Agreement dated March 25, 2016, by and between The Community Financial Corporation and Basswood Capital Management, L.L.C.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 25, 2016	By:	/s/ William J. Pasenelli
William J. Pasenelli
President and Chief Executive Officer